Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated February 13, 2009 relating to the consolidated financial statements of Biopure Corporation, for the year ended October 31, 2008, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-138049, 333-106288, 333-137239, 333-114559 and 333-152613) and Registration Statements on Form S-8 (File Nos. 333-88426, 333-114381, 333-48924, 333-126735, 333-104515, 333-96085, 333-149928, and 333-59563).

VITALE, CATURANO & COMPANY, P.C.

February 13, 2009

Boston, Massachusetts